Exhibit 99.01

Dear Board of Directors,

As many of you know, one of my passions has been to empower Pazoo, Inc., its potential customers, and the public with information and knowledge regarding the cannabis industry generally, and cannabis testing specifically, in order to ensure patient access to the safest medicine possible and help make Pazoo a success.   It has been my honor and privilege to work with all of you over these past six years in an effort to make Pazoo a successful and profitable participant in that space.

I am proud of what we have been able to accomplish in our effort to make Pazoo a successful participant in the cannabis sector, on both a state and national level.  I am still convinced that Pazoo has the potential to be a strong force in that industry, but unfortunately, I feel I have brought the company as far as I can and I no longer feel that I am the best person to plot the future course of action for the company.  Simply put, the personal, emotional, and financial consequences are no longer tenable for me.

Therefore, I resign as CEO of Pazoo, Inc., Director of its Board, and from all other positions of its subsidiary companies effective Thursday, August 31st, 2017.

It has been my great privilege to work with all of you and our dedicated Pazoo team.  I am exceedingly grateful for all of the long hours and hard work Pazoo's employees have put in to help Pazoo enter the highly regulated and competitive cannabis testing lab market.  Pazoo's progress and achievements were made possible by a committed team of gifted, tenacious individuals who came together to work relentlessly for a common goal.

I will cherish the friends and relationships that I have made and the many accomplishments that are part of my history with the company, such as the tough three year "slog" culminating in both the recreational and medical marijuana testing lab licenses in Nevada.

I am confident that the board will be able to find an excellent replacement as CEO. I thank you again for this opportunity.

With gratitude and warm regards,

David Cunic